FOR  IMMEDIATE  RELEASE
Contact:  Carl  Hymans
     G.  S.  Schwartz  &  Co.
     212-725-4500
     carlh@schwartz.com


 FORTUNA GAMING CORP. ANNOUNCES FINAL LICENSE AGREEMENT WITH MOBILEGAMINGNOW AND
                      APPOINTMENT OF NEW COMPANY PRESIDENT

LAS VEGAS, Nevada, August 18, 2005 -- Fortuna Gaming Corp., (OTC:BB FGAM.OB) www.fgam.com, today announced that through its wholly owned subsidiary, Fortuna Gaming (UK) Limited, it has reached a final agreement with Ignition Technologies, Inc., doing business as MobileGamingNow ('MGN') in which it has purchased a license from MGN for its proprietary software which enables licensees to offer the game of poker to qualified players via the Internet, cellular phones and other handheld devices. MGN operates from offices located in Vancouver, British Columbia, Canada and is the first software provider to offer interactive, multi-player web and mobile gaming licenses.

The Company also announced the appointment of Douglas Waugh as President of Fortuna Gaming by the Board of Directors. Mr. Waugh will also serve as a member of the Board of Directors of Fortuna.

Mr. Waugh brings 30 years of creative vision and extensive expertise in management, product development, and sales marketing to Fortuna. He has successfully developed, built, and financed both private and senior international TSE and NASDAQ public companies from conception to full operation. Through his many business ventures, he has significant expertise in forging strategic alliances. In 1992, he co-founded a start-up gaming company that manufactured video gaming equipment for markets in California and other parts of the world. His leadership and vision in this start-up company helped produce over $50 million in revenue in its third year of operation. Mr. Waugh's background of proven leadership success in fast-paced and rapid growth environments makes him an important addition to the Fortuna team.

"At no time in history can I recall when the game of poker was as popular as it is at the present time," said Douglas Waugh, President of Fortuna Gaming Corp. "The global interest in the game and the media attention devoted to poker is overwhelming and reflects the current scope and growth potential for this industry. I am in the fortunate position of being able to lead Fortuna in its goal to make the game of poker available, not only to players online, but also to players on their handheld cellular devices."


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About  Fortuna  Gaming  Corp.
Through its wholly owned operating subsidiary, Fortuna Gaming Corp. is in the online and mobile poker business. The Company has now acquired the first software license made available by MGN which is expected to allow the Company to establish itself as a leader in the online and mobile poker industry. The proprietary software enables qualified poker players to play the game of poker via the Internet and via cellular phones and other similar handheld devices. This is the first software of its kind to offer multi-player mobile gaming on a wide variety of handheld devices and as such, the Company anticipates being the first licensee and operator in this exciting sector of mobile gaming.

Legal  Notice  Regarding  Forward  Looking  Statements
The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from acquisitions or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.